                Exhibit 10.46

Dominion Energy, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2017

Annual Retainer	Amount
Service as Director	$265,000 ($107,500 cash; $157,500 stock)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$25,000
Service as Finance and Risk Oversight Committee Chair	$15,000
Service as Lead Director	$30,000

Meeting Fees

An excess meeting fee of $2,000 will be paid to each director who attends more than 25 meetings per calendar year, including

Board and Committee meetings but not special education sessions, for each such meeting in excess of 25.